The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Trigger PLUS until the pricing supplement and the accompanying prospectus (together, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Trigger PLUS and we are not soliciting offers to buy these Trigger PLUS in any state where the offer or sale is not permitted.

Subject to Completion

February 2023

Amendment No.1 Dated February 22, 2023†

to the Preliminary Pricing Supplement

Dated February 21, 2023

Registration Statement No. 333-263376

Filed pursuant to Rule 424(b)(3)

(To Prospectus dated May 27, 2022)

STRUCTURED INVESTMENTS

Opportunities in Commodities

Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUSSM) due on or about March 7, 2024

$● Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) that offer leveraged exposure to the performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (the “underlying commodity”). The Trigger PLUS are for investors who are willing to risk their principal and forgo current income in exchange for the leverage feature. The amount that investors receive at maturity for each Trigger PLUS, will be based on the direction and percentage change in the official settlement price of the underlying commodity from the pricing date (the “initial price”) to the valuation date (the “final price, and such percentage change, the “underlying return”). At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying commodity. At maturity, if the underlying commodity has depreciated and the final price is greater than or equal to the trigger price, the investor will receive the stated principal amount. However, if the final price is less than the trigger price, UBS will pay you a cash payment per Trigger PLUS that will be significantly less than the stated principal amount, if anything, resulting in a percentage loss that is equal to the underlying return. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your initial investment. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS, and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire initial investment. In no event will the payment at maturity be less than $0.00.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying commodity:	Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (Bloomberg Ticker: “CL1 <Comdty>”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Denominations:	$1,000.00 per Trigger PLUS and integral multiples thereof
Interest:	None
Pricing date:	Expected to be February 24, 2023
Original issue date:

Expected to be March 1, 2023 (3 business days after the pricing date), subject to postponement in the event of a market disruption event, as set forth under “Market disruption events” herein. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Trigger PLUS in the secondary market on any date prior to two business days before delivery of the Trigger PLUS will be required, by virtue of the fact that each Trigger PLUS initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	Expected to be March 4, 2024 (approximately 12 months after the pricing date), subject to postponement in the event of a market disruption event, as set forth under “Market disruption events” herein.
Maturity date:	Expected to be March 7, 2024 (3 business days after the valuation date), subject to postponement in the event of a market disruption event, as set forth under “Market disruption events” herein.
Payment at maturity:

◼ If the underlying return is positive:
$1,000.00 + Leveraged Upside Payment

◼ If the underlying return is zero or negative and the final price is greater than or equal to the trigger price:

The Stated Principal Amount of $1,000.00

◼ If the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Under these circumstances, you will lose a percentage of your stated principal amount equal to the underlying return resulting in the loss of a significant portion and, in extreme situations, all of your initial investment. In no event will the payment at maturity be less than $0.00.

Underlying return:	The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price - Initial Price) / Initial Price
Leveraged upside payment:	$1,000.00 × Leverage Factor × Underlying Return
Leverage factor:	1.50
Initial price:	$●, which is the official settlement price of the underlying commodity on the pricing date, as determined by the calculation agent
Trigger price	$●, which is equal to 90.00% of the initial price, as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date, as determined by the calculation agent
Official settlement price:

The price per barrel, stated in U.S. dollars, of the underlying commodity, provided that if the pricing date or valuation date falls on or after the trading day prior to the first notice date for delivery of the underlying commodity under such futures contract or on the trading day prior to the last trading day of the underlying commodity, then the second nearby month NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract will be used.

CUSIP / ISIN:	90279F4T5 / US90279F4T53
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	100.00%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$●	$●	$●

(1)UBS Securities LLC will purchase from UBS AG the Trigger PLUS at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)     a fixed sales commission of $17.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and

(b)a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is expected to be between $929.00 and $959.00. The range of the estimated initial value of the Trigger PLUS was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 21 of this document. The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 18.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS have the same downside market risk as that of the underlying commodity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the accuracy or adequacy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying prospectus, which can be accessed via the hyperlink below, before you decide to invest.

† This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated February 21, 2023 in its entirety.

Prospectus dated May 27, 2022

Trigger PLUSSM due on or about March 7, 2024 $ Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Additional Information About UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read that document and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

■Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022.

You should rely only on the information incorporated by reference or provided in this document or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document and the accompanying prospectus, this document will govern.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

This amended and restated preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated February 21, 2023 in its entirety.

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Investment Overview

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract due on or about March 7, 2024 can be used:

■As an alternative to direct exposure to the underlying commodity that enhances the return of the underlying commodity; however, by investing in the Trigger PLUS, you will not be entitled to receive any interest payments. You should carefully consider whether an investment that does not provide for any interest payments is appropriate for you.

■To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario.

■To achieve similar levels of upside exposure to the underlying commodity as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

■To provide a return of the stated principal amount in the event that the underlying return is negative and the final price is greater than or equal to the trigger price.

Maturity:	Approximately 12 months
Leveraged upside payment:	$1,000.00 × Leverage Factor × Underlying Return
Leverage factor:	1.50
Trigger price	$•, which is equal to 90.00% of the initial price.
Interest:	None
Minimum payment at maturity:	$0.00. Investors may lose a significant portion or all of their initial investment in the Trigger PLUS, but in no event will the payment at maturity be less than $0.00.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Trigger PLUS to leverage returns by a factor of 1.5 and obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is negative and the final price of the underlying commodity is greater than or equal to the trigger price. At maturity, investors will receive an amount in cash, if anything, based upon the final price of the underlying commodity and the underlying return. Investors may lose a significant portion or all of their initial investment in the Trigger PLUS.

The Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for periodic interest is appropriate for you.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a hypothetical direct investment in the underlying commodity.

Trigger Feature

At maturity, if the underlying return of the Trigger PLUS is negative and the final price is greater than or equal to the trigger price, you will receive your stated principal amount even though the official settlement price of the underlying commodity has depreciated.

Upside Scenario	If the underlying return is positive, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000.00 plus the leveraged upside payment.

Par Scenario	If the underlying return is zero or negative and the final price is greater than or equal to the trigger price, at maturity you will receive the stated principal amount.

Downside Scenario

If the underlying return is negative and the final price is less than the trigger price, at maturity, you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is -50%, each Trigger PLUS will redeem for $500.00, or 50.00% of the stated principal amount. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

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Investor Suitability

The Trigger PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying commodity.

■You believe the final price will be greater than or equal to the trigger price and, if the final price is less than the trigger price, you can tolerate receiving a payment at maturity that will be significantly less than the stated principal amount and may be zero.

■You believe that the official settlement price of the underlying commodity will appreciate over the term of the Trigger PLUS.

■You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

■You do not seek current income or interest payments from your investment.

■You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Trigger PLUS.

■You understand and are willing to accept the risks associated with the underlying commodity.

■You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Trigger PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You require an investment designed to provide a full return of principal at maturity.

■You believe that the final price will be less than the trigger price.

■You are not willing to make an investment that may have the same downside market risk as that of a direct investment in the underlying commodity.

■You believe that the official settlement price of the underlying commodity will decline to below the trigger price over the term of the Trigger PLUS.

■You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying commodity.

■You seek current income or interest payments from your investment.

■You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 12 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with the underlying commodity.

■You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

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Trigger PLUSSM due on or about March 7, 2024 $ Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Fact Sheet

The Trigger PLUS offered are unsubordinated, unsecured debt obligations issued by UBS, will pay no interest, do not guarantee any return of the stated principal amount at maturity and are subject to the terms described in the accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Trigger PLUS that the investor holds an amount in cash, if anything, that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final price is greater than, equal to or less than the trigger price. The Trigger PLUS do not guarantee any return of the stated principal amount at maturity and investors may lose a significant portion and, in extreme situations, all of their initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amount owed to you under the Trigger PLUS and, in extreme situations, you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Expected to be February 24, 2023	March 1, 2023 (3 business days after the pricing date)	Expected to be March 4, 2024 (approximately 12 months after the pricing date)	Expected to be March 7, 2024 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying commodity:	Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract (Bloomberg Ticker: “CL1 <Comdty>”)
Aggregate principal amount:	$●
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Denominations:	$1,000.00 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

◼ If the underlying return is positive:
$1,000.00 + Leveraged Upside Payment

◼ If the underlying return is zero or negative and the final price is greater than or equal to the trigger price:

The Stated Principal Amount of $1,000.00

◼ If the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Under these circumstances, you will lose a percentage of your stated principal amount equal to the underlying return resulting in the loss of a significant portion and, in extreme situations, all of your initial investment. In no event will the payment at maturity be less than $0.00.

Underlying return:	The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price - Initial Price) / Initial Price
Leveraged upside payment:	$1,000.00 × Leverage Factor × Underlying Return
Leverage factor:	1.50
Initial price:	$●, which is the official settlement price of the underlying commodity on the pricing date, as determined by the calculation agent
Trigger price	$, which is equal to 90.00% of the initial price, as determined by the calculation agent.
Final price:	The official settlement price of the underlying commodity on the valuation date, as determined by the calculation agent
Official settlement price:

The price per barrel, stated in U.S. dollars, of the underlying commodity, provided that if the pricing date or valuation date falls on or after the trading day prior to the first notice date for delivery of the underlying commodity under such futures contract or on the trading day prior to the last trading day of the underlying commodity, then the second nearby month NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract will be used.

Risk factors:	Please see “Risk Factors” herein

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General Information
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP / ISIN:	90279F4T5 / US90279F4T53
Tax considerations:

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS. This discussion replaces the U.S. federal income tax discussions in the accompanying prospectus.

General. This discussion, other than the section below entitled “Non-U.S. Holders”, applies to you only if you are a U.S. Holder, the original investor in the Trigger PLUS and you hold your Trigger PLUS as capital assets within the meaning of Section 1221 of the Code for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

◼ a dealer in securities or currencies,

◼ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

◼ a financial institution or a bank,

◼ a regulated investment company or a real estate investment trust or a common trust fund,

◼ a life insurance company,

◼ a tax-exempt organization or an investor holding the Trigger PLUS in a tax-advantaged account (such as an “individual retirement account” or “Roth IRA”),as defined in Section 408 of the Code or Section 408A of the Code, respectively,

◼ a person that owns Trigger PLUS as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Trigger PLUS or a “wash sale” with respect to the Trigger PLUS or the underlying commodity,

◼ a taxpayer subject to special tax accounting rules under Section 451(b) of the Code, or

◼ a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of a Trigger PLUS and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Trigger PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Trigger PLUS should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Trigger PLUS.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as these Trigger PLUS. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Trigger PLUS as prepaid derivative contracts with respect to the underlying commodity. If your Trigger PLUS are so treated, you should generally recognize gain or loss upon the taxable disposition of your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Trigger PLUS for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less) in an

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amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible alternative treatment under Section 1256 of the Code), such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above.

Alternative Treatments. The IRS, for example, might assert that Section 1256 of the Code should apply to your Trigger PLUS. If Section 1256 of the Code were to apply to your Trigger PLUS, gain or loss recognized with respect to your Trigger PLUS (or a portion of your Trigger PLUS) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Trigger PLUS. You would also be required to mark your Trigger PLUS (or a portion of your Trigger PLUS) to market at the end of each year (i.e., recognize income as if the Trigger PLUS or the relevant portion of the Trigger PLUS had been sold for fair market value). The IRS might also assert that a rollover of the underlying commodity could be treated as a taxable deemed exchange of the Trigger PLUS for a “new” security, in which case a U.S. Holder would recognize gain or loss (which may be short-term capital gain or loss and such loss may be subject to the “wash sale” rules) equal to the difference between the fair market value of the Trigger PLUS and the U.S. Holder’s tax basis in the Trigger PLUS at the time of the rollover of the underlying commodity, and the U.S. Holder would begin a new holding period for the Trigger PLUS on the day following such rollover and take a new fair market value tax basis in the Trigger PLUS. Lastly, the IRS may assert that the Trigger PLUS should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Trigger PLUS.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“reportable transactions”) on IRS Form 8886. An investment in the Trigger PLUS or a sale of the Trigger PLUS generally should not be treated as a reportable transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Trigger PLUS or a sale of the Trigger PLUS to be treated as a reportable transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Trigger PLUS.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Trigger PLUS will be subject to information reporting unless you are an

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Trigger PLUSSM due on or about March 7, 2024 $ Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

“exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Trigger PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S. If any gain realized on the taxable disposition of the Trigger PLUS by the non-U.S. holder is described in any of the preceding, a non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Trigger PLUS is unclear, it is possible that any payment with respect to the Trigger PLUS could be subject to the FATCA rules. If withholding applies to the Trigger PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Trigger PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Trigger PLUS similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the entire term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction

Market disruption events:

With respect to the underlying commodity, the calculation agent will determine the official settlement price on the valuation date. If the calculation agent determines that, on the valuation date, a market disruption event has occurred or is continuing with respect to the underlying commodity, the valuation date may be postponed by up to ten trading days. If such a postponement occurs, the calculation agent will determine the official settlement price by reference to the official settlement price on the first trading day following such date on which no market disruption event occurs or is continuing. If however, the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the official settlement price on such day. In such an event, the calculation agent will estimate the official settlement price for the underlying commodity that would have prevailed in the absence of the market disruption event.

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The calculation agent may also postpone the determination of the initial price of the underlying commodity in accordance with the above if it determines that a market disruption event has occurred or is continuing with respect to the underlying commodity on the pricing date. If the determination of the initial price is postponed, the calculation agent may also postpone the settlement date and the maturity date, to ensure that the stated term of the Trigger PLUS remains the same.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying commodity, the calculation agent may waive its right to postpone the pricing date or the valuation date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the official settlement price of the underlying commodity.

Any of the following will be a “market disruption event”, as determined by the calculation agent:

■the failure of Bloomberg Professional® service (“Bloomberg”) to announce or publish the official settlement price for the underlying commodity or the temporary discontinuance or unavailability of Bloomberg as a price source for such purpose;

■the official settlement price is not published for the underlying commodity;

■a material suspension, absence or limitation of trading in the underlying commodity on its relevant exchange, or in option contracts relating to the underlying commodity in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

■the underlying commodity or option contracts relating to the underlying commodity do not trade on what was, on the pricing date, the relevant exchange for the underlying commodity or the related exchange for those options;

■the relevant exchange for the underlying commodity or the related exchange or quotation system, if any, for option contracts relating to the underlying commodity fails to open for trading during its regular trading session;

■any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying commodity on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying commodity on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying commodity by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

■any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to the Trigger PLUS.

■The following events will not be market disruption events:

■a limitation on the hours or numbers of days of trading in the underlying commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

■a decision to permanently discontinue trading in the option contracts relating to the underlying commodity.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying commodity, if available, will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying commodity or option contracts related to the underlying commodity, if available, by reason of any of:

■price change exceeding limits set by the relevant exchange or related exchange, as applicable,

■an imbalance of orders, or

■a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying commodity, the NYMEX or any successor thereto, and with respect to any successor commodity future (as defined under “Permanent disruption events; alternative method of calculation” herein), the primary exchange or market of trading related to such successor commodity future, as determined by the calculation agent.

Permanent disruption events; alternative method of calculation:

Any of the following may be a “permanent disruption event” (and, together with a market disruption event a “disruption event”), as determined by the calculation agent:

■the permanent discontinuation or disappearance of trading in the underlying commodity or the physical delivery of the commodity underlying the underlying commodity;

■the permanent discontinuation or disappearance of option contracts relating to the underlying commodity;

■the permanent discontinuance or unavailability of Bloomberg as a price source for such purpose; or

■the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying commodity or the option contracts relating to the underlying commodity.

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If a permanent disruption event occurs, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity (such replacement commodity futures contract will be referred to herein as a “successor commodity future”), then the official settlement price on the valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future.

Upon any selection by the calculation agent of a successor commodity future, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Trigger PLUS.

If there is a permanent disruption event with respect to the underlying commodity or successor commodity future (in each case, an “underlying commodity”) prior to, and such discontinuation is continuing on, the valuation date and the calculation agent determines that no successor commodity future is available at such time, then the calculation agent will determine the official settlement price on the valuation date for the underlying commodity or successor commodity future, as applicable; provided that, if the calculation agent determines that no successor commodity future exists for the discontinued underlying commodity, the official settlement price on the valuation date for the underlying commodity will be the settlement price as determined by the calculation agent on the date following the relevant date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying commodity may adversely affect the market value of, and return on, the Trigger PLUS.

Any of the following may be considered an “alternative method of calculation” with respect to the underlying commodity, as determined by the calculation agent:

■the occurrence since the pricing date of a material change in the formula for or the method of calculating the relevant official settlement price of the underlying commodity;

■the occurrence since the pricing date of a material change in the content, composition or constitution of the underlying commodity; or

■a modification in the reporting of the official settlement price for the underlying commodity such that it does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity.

If the calculation agent determines there is an alternative method of calculation for the underlying commodity, the calculation agent will, at the close of business in New York City on the valuation date for the underlying commodity make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity or successor commodity future, as applicable.

Redemption price upon optional tax redemption:

We have the right to redeem your Trigger PLUS in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Trigger PLUS, the redemption price of the Trigger PLUS will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default amount on acceleration:

If an event of default occurs and the maturity of your Trigger PLUS is accelerated, we will pay the default amount in respect of the principal of your Trigger PLUS at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Trigger PLUS are a part, are entitled to take any action under the indenture (which is described in the accompanying prospectus), we will treat the outstanding principal amount of the Trigger PLUS as the outstanding principal amount of the series of securities constituted by that Trigger PLUS. Although the terms of the Trigger PLUS may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in principal amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Trigger PLUS. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default amount:

The default amount for your Trigger PLUS on any day will be an amount, in U.S. dollars for the principal of your Trigger PLUS, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Trigger PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Trigger PLUS. That cost will equal: (i) the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus (ii) the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Trigger PLUS in preparing any documentation necessary for this assumption or undertaking.

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During the default quotation period for your Trigger PLUS, which we describe below, the holders of your Trigger PLUS and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default quotation period:

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless: (i) no quotation of the kind referred to above is obtained; or (ii) every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified financial institutions:

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P Global, LLC, or any successor, or any other comparable rating then used by that rating agency; or (ii) P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of payment:

Any payment on your Trigger PLUS at maturity will be made to accounts designated by you or the holder of your Trigger PLUS and approved by us, or at the office of the trustee in New York City, but only when your Trigger PLUS are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of the depositary.

Business day:

When we refer to a business day with respect to your Trigger PLUS, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading day:

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the primary exchange(s) or market(s) on which the underlying commodity is listed or admitted for trading.

Role of calculation agent:

The calculation agent (as defined below) will initially be an affiliate of ours and will make all determinations with respect to the Trigger PLUS, including the payment at maturity, market disruption events, business days, trading days, the default amount, the official settlement price, the underlying return, the initial price, the trigger price, the final price and all other determinations, in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent. We may change the calculation agent after the settlement date of your Trigger PLUS without notice.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying commodity, or purchases and sales of Trigger PLUS, in each case before, on and/or after the pricing date of the Trigger PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in Trigger PLUS similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those Trigger PLUS.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS, including any payment at maturity. See “Risk Factors — Risks Relating to Hedging Activities and Conflicts of Interest” in this document for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC will agree to resell all of the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed structuring fee of $5.00 and a fixed sales

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commission of $17.50 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of sales to EEA & UK retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This document represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying prospectus related to this offering, which can be accessed via the hyperlink on page 2 of this document.

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Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The below examples are based on the following terms:

Stated principal amount:	$1,000.00 per Trigger PLUS
Leverage factor:	1.50
Hypothetical initial price:	$80.00
Hypothetical trigger price	$72.00, which is 90.00% of the hypothetical initial price
Minimum payment at maturity:	None

EXAMPLE 1: The final price of the underlying commodity is $88.00 (resulting in an underlying return of 10.00%), and investors receive the stated principal amount plus the leveraged upside payment.

Payment at Maturity	= $1,000.00 + the Leveraged Upside Payment
= $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return)
= $1,000.00 + ($1,000.00 × 1.50× 10.00%)
= $1,150.00 (Payment at Maturity)

In Example 1, the final price is greater than the initial price and the underlying return is 10.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 1.50 times the underlying return, resulting in a payment at maturity of $1,150.00 per Trigger PLUS (a total return of 15.00%).

EXAMPLE 2: The final price of the underlying commodity is $76.00 (resulting in an underlying return of

-5.00%), and investors receive the stated principal amount at maturity.

In Example 2, the final price is less than the initial price but greater than or equal to the initial price and the underlying return is -5.00%. Because the final price is greater than or equal to the trigger price, even though the underlying return is negative, investors receive the stated principal amount of $1,000.00 per Trigger PLUS (a total return of 0.00%).

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EXAMPLE 3: The final price of the underlying commodity is $40.00 (resulting in an underlying return of

-50.00%), and investors receive less than the stated principal amount at maturity.

Payment at Maturity	=$1,000.00 + ($1,000.00 × Underlying Return)
=$1,000.00 + ($1,000.00 × -50.00%)
= $1,000.00 + (-$500.00)
=$500.00 (Payment at Maturity)

In Example 3, the final price is less than the trigger price and underlying return is negative. Therefore, at maturity, investors are fully exposed to the decline in the price of the underlying commodity from its initial price to its final price, resulting in a payment at maturity of $500.00 per Trigger PLUS (a loss of 50.00%).

EXAMPLE 4: The final price of the underlying commodity is -$40.00 (resulting in an underlying return of

–150.00%), and investors receive $0.00 at maturity.

Payment at Maturity	=$1,000.00 + ($1,000.00 × Underlying Return)
=$1,000.00 + ($1,000.00 × -150.00%)
= $1,000.00 + (-$1,500.00)
=$0.00 (Payment at Maturity)

In Example 4, the final price is less than the trigger price and negative. Therefore, at maturity, investors are fully exposed to the decline in the price of the underlying commodity from its initial price to its final price, provided however, that in no event will the payment at maturity be less than $0.00 per Trigger PLUS (a loss of 100.00%).

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How the Trigger PLUS Work

Upside Scenario. If the underlying return is positive, investors will receive the stated principal amount of $1,000.00 plus the product of the stated principal amount of $1,000.00 multiplied by the leverage factor of 1.50 multiplied by the underlying return.

If the underlying return is 10.00%, investors will receive a return of 15.00%, or $1,150.00 per Trigger PLUS.

If the underlying return is 15.00%, investors will receive a return of 22.50%, or $1,225.00 per Trigger PLUS.

If the underlying return is 30.00%, investors will receive a return of 45.00%, or $1,450.00 per Trigger PLUS.

Par Scenario. If the underlying return is zero or negative but the final price is greater than or equal to the trigger price, investors will receive an amount equal to the $1,000.00 stated principal amount.

If the underlying return is -5%, investors will receive an amount equal to the $1,000.00 stated principal amount.

Downside Scenario. If the underlying return is negative and the final price is less than the trigger price, investors will receive an amount that will be significantly less than the $1,000.00 stated principal amount, if anything, resulting in a percentage loss of their initial investment that is equal to the underlying return.

 If the underlying return is -50.00%, investors would lose 50.00% of the stated principal amount and receive only $500.00 per Trigger PLUS at maturity, or 50.00% of the stated principal amount. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

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    Payment at Maturity

At maturity, investors will receive for each $1,000.00 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the underlying return on the valuation date and the final price, as determined as follows:

If the underlying return is positive:

$1,000.00 + leveraged upside payment

If the underlying return is zero or negative and the final price is greater than or equal to the trigger price:

The Stated Principal Amount of $1,000.00

If the underlying return is negative and the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Accordingly, if the final price is less than the trigger price, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.

Risks Relating to Return Characteristics

■The Trigger PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative and the final price is less than the trigger price, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. In this scenario, you will lose a significant portion or all of your initial investment. In no event, however, will the payment at maturity be less than $0.00.

■The leverage factor applies only if you hold the Trigger PLUS to maturity. You should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive. You can receive the full benefit of the leverage factor, subject to the maximum gain, from UBS only if you hold the Trigger PLUS to maturity.

■The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying commodity is greater than or equal to the trigger price.

■No interest payments. UBS will not pay any interest with respect to the Trigger PLUS.

Risks Relating to Characteristics of the Underlying Commodity

■Market risk. The official settlement price for the underlying commodity can rise or fall sharply as a result of the supply of, and the demand for, the underlying commodity and for the exchange traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI). Changes in the official settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the official settlement price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI) and a variety of economic, financial, political, regulatory, or judicial events. These factors may result in the official settlement price for the underlying commodity declining substantially and becoming negative. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect supply and demand for oil and, therefore, the underlying commodity. You, as an investor in the Trigger PLUS, should make your own investigation into the underlying commodity, the commodity markets generally and the merits of an investment linked to the underlying commodity.

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■The Trigger PLUS are not regulated by the Commodity Futures Trading Commission (the “CFTC”). An investment in the Trigger PLUS does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Trigger PLUS are not traded on a regulated exchange and issued by a clearinghouse. See “— Risks Relating to Liquidity and Secondary Market Price Considerations — There may be little or no secondary market for the Trigger PLUS” below. In addition, the proceeds UBS receives from the sale of the Trigger PLUS will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Trigger PLUS does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with, and regulated by, the CFTC as a commodity pool operator.

■No assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the official settlement price of the underlying commodity will rise or fall. The official settlement price of the underlying commodity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying commodity. You should be willing to accept the downside risks of owing commodities in general and the underlying commodity in particular, and the risk of losing a significant portion or all of your initial investment.

■The historical performance of the underlying commodity should not be taken as an indication of the future performance of the underlying commodity during the term of the Trigger PLUS. The historical performance of the underlying commodity should not be taken as an indication of the future performance of the underlying commodity. It is impossible to predict whether the official settlement price of the underlying commodity will rise or fall and, therefore, the payment at maturity, if any. The official settlement price of the underlying commodity will be influenced by complex and interrelated political, economic, financial and other factors.

■Legal and regulatory risks. Legal and regulatory changes could adversely affect the official settlement price of the underlying commodity. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the official settlement price of the underlying commodity, but any such action could cause unexpected volatility and instability in the commodities markets with a substantial and adverse effect on the performance of the underlying commodity and, consequently, on the market value of, and return on, the Trigger PLUS.

■Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and return on, the Trigger PLUS. Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the Trigger PLUS of any future regulatory changes is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Trigger PLUS and may affect the market value of, and return on, the Trigger PLUS.

■The Trigger PLUS offer exposure to futures contracts and not direct exposure to physical commodities. The Trigger PLUS will reflect a return based on the performance of the relevant nearby NYMEX-traded Light Sweet Crude Oil (WTI) futures contract and do not provide exposure to Light Sweet Crude Oil (WTI) spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Trigger PLUS may underperform a similar investment that is linked to commodity spot prices.

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■Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably. Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying commodity and, as a result, the market value of, and return on, the Trigger PLUS.

■Owning the Trigger PLUS is not the same as purchasing the relevant nearby Light Sweet Crude Oil (WTI) futures contract or certain other related contracts directly. The return on your Trigger PLUS will not reflect the return you would realize if you had actually purchased or took a position in the underlying commodity or Light Sweet Crude Oil (WTI) directly, or any other exchange-traded or over-the-counter instruments based on Light Sweet Crude Oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the official settlement price of the underlying commodity moves favorably during the term of the Trigger PLUS, the market value of the Trigger PLUS may not increase by the same amount. It is also possible for the official settlement price of the underlying commodity to move favorably while the market value of the Trigger PLUS declines.

■Changes in supply and demand in the market for Light Sweet Crude Oil (WTI) futures contracts may adversely affect the market value of, and return on, the Trigger PLUS. The Trigger PLUS are linked to the performance of futures contracts on the underlying physical commodity, Light Sweet Crude Oil (WTI). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the official settlement price of the underlying commodity will be determined by reference to the futures contract in respect of the first nearby month (except as provided elsewhere herein), the market value of, and any return on, the Trigger PLUS may be less than would otherwise be the case if the official settlement price of the underlying commodity had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

■Suspension or disruptions of market trading in commodities and related futures may adversely affect the market value of, and return on, of the Trigger PLUS. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the official settlement price of the underlying commodity, and therefore, the market value of, and return on, the Trigger PLUS.

■Trigger PLUS may be subject to certain risks specific to Light Sweet Crude Oil (WTI) as a commodity. Light Sweet Crude Oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the accompanying prospectus, the Trigger PLUS may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

■changes in the level of industrial and commercial activity with high levels of energy demand;

■disruptions in the supply chain or in the production or supply of other energy sources;

■price changes in alternative sources of energy;

■adjustments to inventory;

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■variations in production and shipping costs;

■costs associated with regulatory compliance, including environmental regulations; and

■changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the official settlement price of the underlying commodity, and the market value of, and return on, the Trigger PLUS may offset or enhance the effect of another factor.

Estimated Value Considerations

■The issue price you pay for the Trigger PLUS will exceed their estimated initial value. The issue price you pay for the Trigger PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Trigger PLUS by reference to our internal pricing models and the estimated initial value of the Trigger PLUS will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the price of the underlying commodity, volatility and global supply and demand in the commodity markets generally and in the underlying commodity specifically, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the pricing date will be less than the issue price you pay for the Trigger PLUS.

■The estimated initial value is a theoretical price; the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Commodity — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

■Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

Risks Relating to Liquidity and Secondary Market Price Considerations

■There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Trigger PLUS and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Trigger PLUS will develop. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

■The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Trigger PLUS at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the

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inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight-line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

■Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

■The market value of the Trigger PLUS may be influenced by unpredictable factors. The market value of your Trigger PLUS may fluctuate between the date you purchase them and the valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Trigger PLUS. We expect that generally the official settlement price of the underlying commodity on any day will affect the market value of the Trigger PLUS more than any other single factor. Other factors that may influence the market value of the Trigger PLUS include, but are not limited to:

■the expected volatility of the price of Light Sweet Crude Oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of Light Sweet Crude Oil (WTI);

■the time to maturity of the Trigger PLUS;

■interest and yield rates in the market generally;

■a variety of economic, financial, political, regulatory or judicial events;

■global supply and demand for oil generally and Light Sweet Crude Oil (WTI) specifically, and supply and demand for exchange-traded futures contracts for the purchase or     delivery of Light Sweet Crude Oil (WTI);

■factors specific to Light Sweet Crude Oil (WTI) as a commodity, as discussed under “Changes in supply and demand in the market for Light     Sweet Crude Oil (WTI) futures contracts may adversely affect the market value of, and return on, the Trigger PLUS” herein;

■supply and demand for the Trigger PLUS; and

■the creditworthiness of UBS.

Risks Relating to Hedging Activities and Conflicts of Interest

■Potential UBS impact on price. Trading or transactions by UBS or its affiliates in the underlying commodity, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying commodity or Light Sweet Crude Oil (WTI), may adversely affect the performance and, therefore, the market value of, and return on, the Trigger PLUS.

■Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying commodity that are not for the account of holders of the Trigger PLUS or on their behalf. These trading activities might present a conflict between the holders’ interest in the Trigger PLUS and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price and the payment at maturity of the Trigger PLUS based on the observed official settlement price of the underlying commodity the valuation date. The calculation agent can postpone the determination of the initial price and the final price of the underlying commodity on the pricing date or valuation date, respectively, if a disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Trigger PLUS, including the leverage factor and the trigger price, and such terms include the hedging costs, issuance and other costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded

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and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Trigger PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Trigger PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Trigger PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Trigger PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Trigger PLUS to you.

■The calculation agent may postpone the valuation date or the maturity date, respectively, upon the occurrence of a market disruption event, replace the underlying commodity upon the occurrence of a permanent disruption event or adjust the calculation of the underlying commodity or successor upon an alternative method of calculation. If the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date, the affected date may be postponed until the first trading day on which no market disruption event occurs or is continuing. If such a postponement occurs, the calculation agent will make the relevant determination based on the official settlement price of the underlying commodity on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the relevant date be postponed by more than ten trading days. As a result, the payment at maturity for the Trigger PLUS could also be postponed, although not by more than ten trading days.

If the valuation date is postponed to the last possible day as described above, but a market disruption event occurs and is continuing on that day, that day will nevertheless be the relevant date. If the official settlement price of the underlying commodity is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will estimate the official settlement price of the underlying commodity that would have prevailed in the absence of the market disruption event or such other reason. See “Market disruption events” herein.

Alternatively, if the calculation agent determines that a permanent disruption event has occurred, the calculation agent may replace the underlying commodity with another commodity futures contract that the calculation agent determines to be comparable to the permanently disrupted underlying commodity, and such official settlement price on the valuation date will be determined by reference to the official settlement prices of such successor commodity future at the close of trading on such relevant exchange on each date as determined by the calculation agent. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the permanently disrupted underlying commodity and the successor commodity future. In addition, if the calculation agent determines that an alternative method of calculation with respect to the underlying commodity or successor commodity future has occurred, the calculation may make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying commodity or successor commodity future, as applicable. See “Permanent disruption events; alternative method of calculation” herein.

■Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial and commodity markets, including energy markets, and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS, the commodity and energy markets generally and the underlying commodity to which the Trigger PLUS are linked.

■You must rely on your own evaluation of the merits of an investment linked to the underlying commodity. In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying commodity. These views are sometimes communicated to clients who participate in energy markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in energy markets may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in energy markets derive information concerning those markets from multiple sources. In connection with your purchase of the Trigger PLUS, you should investigate the energy markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future official settlement prices of the underlying commodity.

Risks Relating to General Credit Characteristics

■Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a

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result, UBS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose all of your initial investment.

■The Trigger PLUS are not bank deposits. An investment in the Trigger PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Trigger PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

■If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Trigger PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Trigger PLUS, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Trigger PLUS. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Trigger PLUS) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Trigger PLUS will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Trigger PLUS. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Trigger PLUS, the price or value of their investment in the Trigger PLUS and/or the ability of UBS to satisfy its obligations under the Trigger PLUS and could lead to holders losing some or all of their investment in the Trigger PLUS. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

■Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the discussion herein under section entitled “Tax Considerations” and consult your tax advisor about your tax situation.

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    Information About the Underlying Commodity

All disclosures contained in this document regarding the underlying commodity for the Trigger PLUS are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying commodity. You should make your own investigation into the underlying commodity.

Included on the following pages is a brief description of the underlying commodity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying commodity. The information given below is for the specified calendar quarters. We obtained the historical information set forth below from Bloomberg without independent verification. You should not take the historical prices of the underlying commodity as an indication of future performance.

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract

According to publicly available information, Light Sweet Crude Oil (WTI) is a blend of different streams of light crude oil. Light, sweet crudes are preferred by refiners because of their low sulfur content and relatively high yields of high-value products such as gasoline, diesel fuel, heating oil, and jet fuel. The futures contract is used as a principal international pricing benchmark. The contract trades in units of 1,000 barrels, and the delivery point is Cushing, Oklahoma, which is also accessible to the international spot markets via pipelines. The contract provides for delivery of several grades of domestic and internationally traded foreign crudes.

In this document, when we refer to the official settlement price of the underlying commodity, we mean the official U.S. dollar settlement price of Light Sweet Crude Oil (WTI) (expressed in dollars per barrel) for the relevant first nearby Light Sweet Crude Oil (WTI) Futures Contract, as traded on the NYMEX and displayed on Bloomberg under the symbol “CL1” <Comdty>, provided, however, that if the pricing date or the valuation date, due to a disruption event or otherwise, date falls on or after the trading day prior to the first notice date for delivery of Light Sweet Crude Oil (WTI) under such futures contract or on or after the trading day prior to the last trading day of such futures contract, then the second nearby month Light Sweet Crude Oil (WTI) Futures Contract will be used with respect to such date.

The Light Sweet Crude Oil (WTI) Futures Contract is traded on the NYMEX. Additional information about the Light Sweet Crude Oil (WTI) Futures Contract is available at the following website: cmegroup.com/trading/energy/light-sweet-crude-oil.html.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying commodity.

Information as of market close on February 17, 2023:

Bloomberg Ticker Symbol:	CL1 <Comdty>	52 Week High (on March 8, 2022):	$123.70
Current Index Price:	$76.34	52 Week Low (on December 9, 2022):	$71.02
52 Weeks Ago (on February 17, 2022):	$91.76

February 2023 Page 24

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Trigger PLUSSM due on or about March 7, 2024 $ Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Historical Information

The table below sets forth the published high and low official settlement prices, as well as end-of-quarter official settlement price, of the underlying commodity for the specified period. The official settlement price of the underlying commodity on February 17, 2023 was $76.34 (the “hypothetical initial price”). The graph below sets forth the daily official settlement prices of the underlying commodity for the period from January 1, 2013 through February 17, 2023. The dotted line represents the hypothetical trigger price of $68.71, which is equal to 90.00% of the underlying commodity on February 17, 2023 We obtained the information in the table below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying commodity should not be taken as an indication of its future performance, and no assurance can be given as to the official settlement price of the underlying commodity at any time, including the valuation date.

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract	High	Low	Period End
2019
First Quarter	$60.14	$46.54	$60.14
Second Quarter	$66.30	$51.14	$58.47
Third Quarter	$62.90	$51.09	$54.07
Fourth Quarter	$61.72	$52.45	$61.06
2020
First Quarter	$63.27	$20.09	$20.48
Second Quarter	$40.46	$(37.63)	$39.27
Third Quarter	$43.39	$36.76	$40.22
Fourth Quarter	$49.10	$35.79	$48.52
2021
First Quarter	$66.09	$47.62	$59.16
Second Quarter	$74.05	$58.65	$73.47
Third Quarter	$75.45	$62.32	$75.03
Fourth Quarter	$84.65	$65.57	$75.21
2022
First Quarter	$123.70	$76.08	$100.28
Second Quarter	$122.11	$94.29	$105.76
Third Quarter	$108.43	$76.71	$79.49
Fourth Quarter	$92.64	$71.02	$80.26
2023
First Quarter (through February 17, 2023)	$81.62	$72.84	$76.34

February 2023 Page 25

Trigger PLUSSM due on or about March 7, 2024 $ Based on the Performance of the Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract Principal at Risk Securities

Relevant Nearby NYMEX-traded Light Sweet Crude Oil (WTI) Futures Contract – Daily Official Settlement Prices From January 1, 2013 to February 17, 2023

February 2023 Page 26

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information About UBS and the Trigger PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
Hypothetical Examples	13
How the Trigger PLUS Work	15
Payment at Maturity	16
Risk Factors	17
Information About the Underlying Commodity	24
Historical Information	25

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$●

UBS AG
Trigger PLUSSM due on or about March 7, 2024

UBS Investment Bank

UBS Securities LLC

Amendment No.1 Dated February 22, 2023
to the Preliminary Pricing Supplement dated February 21, 2023
(To Prospectus dated May 27, 2022)